    As Filed with the Securities and Exchange Commission on February 8, 2002

                                                      Registration No. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933



                           SONUS PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                            DELAWARE                                                   95-4343413
(State or other jurisdiction of incorporation or organization)            (I.R.S. Employer Identification No.)

                22026 20TH AVENUE S.E., BOTHELL, WASHINGTON 98021
                                 (425) 487-9500
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)



                                RICHARD J. KLEIN
                             CHIEF FINANCIAL OFFICER
                           SONUS PHARMACEUTICALS, INC.
                             22026 20TH AVENUE S.E.
                            BOTHELL, WASHINGTON 98021
                                 (425) 487-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                                K.C. SCHAAF, ESQ.
                            CHRISTOPHER D. IVEY, ESQ.
                        STRADLING YOCCA CARLSON & RAUTH,
                           A PROFESSIONAL CORPORATION
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660

         Approximate date of commencement of proposed sale to public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED            PROPOSED
               TITLE OF SHARES                    AMOUNT TO BE          MAXIMUM            MAXIMUM             AMOUNT OF
              TO BE REGISTERED                   REGISTERED(1)      OFFERING PRICE    AGGREGATE OFFERING    REGISTRATION FEE
                                                                     PER SHARE (2)          PRICE
----------------------------------------------------------------------------------------------------------------------------
       Common Stock ($.001 par value)              2,489,300             $5.56          $13,840,508.00         $1,273.33


(1) Pursuant to the terms of that certain Registration Rights Agreement, dated as of January 18, 2002, among the Registrant and the selling security holders, the Registrant is hereby registering the resale of (A) 1,929,000 shares of its common stock issued to such security holders pursuant to the terms of a Securities Purchase Agreement dated as of January 18, 2002 ("Purchase Agreement") and (B) 385,800 shares of its common stock issuable upon exercise of warrants granted on January 18, 2002 pursuant to the Purchase Agreement. The Registrant is also registering the resale of 174,500 shares of its common stock issuable upon exercise of warrants granted on June 15, 2001. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq National Market on February 6, 2002, which was approximately $5.56 per share.



    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                   SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2002



PROSPECTUS

                           SONUS PHARMACEUTICALS, INC.

                        2,489,300 SHARES OF COMMON STOCK
                               ($0.001 PAR VALUE)



         This prospectus relates to the offer and sale from time to time of up to 1,929,000 shares of our outstanding common stock, and up to 560,300 shares of our common stock issuable upon the exercise of warrants, which are held by certain stockholders named in this prospectus.

         The prices at which such stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is traded on The Nasdaq National Market under the symbol "SNUS." On February 7, 2002, the last reported sale price of our common stock was $5.20 per share.

   SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT THE RISKS YOU SHOULD
          CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.



         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT CONTAINING THIS PROSPECTUS, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this Prospectus is February 8, 2002.

                                TABLE OF CONTENTS

                                                                            PAGE
About Sonus Pharmaceuticals...............................................    1
Recent Developments.......................................................    1
Risk Factors..............................................................    3
Forward-Looking Statements................................................    9
Use of Proceeds...........................................................    9
Selling Stockholders......................................................   10
Plan of Distribution......................................................   11
Legal Matters.............................................................   13
Experts...................................................................   13
Where You Can Find Additional Information.................................   14
Incorporation by Reference................................................   14

                           ABOUT SONUS PHARMACEUTICALS

         In this prospectus, the terms "Sonus", the "Company", "we", "us", and "our" refer to Sonus Pharmaceuticals, Inc.

         We are a specialty pharmaceutical company focused on the development of therapeutic drugs utilizing our proprietary TOCOSOL(TM) drug delivery technology. The Company's lead product for cancer therapy, TOCOSOL Paclitaxel (S-8184), is in a Phase I clinical study and has been developed with the goal of overcoming a number of limitations of the currently marketed paclitaxel products. Based upon the results of our Phase I study to date, we believe TOCOSOL Paclitaxel has unique features that may reduce side effects from the delivery vehicle, allow for a faster administration time and enhance the efficacy of the active drug, paclitaxel. The Company expects to complete the Phase I study in mid-2002 and initiate Phase 2 efficacy studies with TOCOSOL Paclitaxel in early 2002. Sonus is also developing TOCOSOL Amiodarone (S-2646), a cardiovascular product, and S-9156, an oxygen delivery product.

         More comprehensive information about our products and us is available through our World Wide Web site at www.sonuspharma.com. The information on our Web site is not incorporated by reference into this prospectus. Our executive offices are located at 22026 20th Avenue S.E., Bothell, Washington 98021; telephone (425) 487-9500.

                               RECENT DEVELOPMENTS

         On January 18, 2002, we sold 1,929,000 shares of common stock and warrants to purchase up to 385,800 shares of our common stock at an exercise price of $9.40 per share under the terms of a Securities Purchase Agreement to accredited investors in conformity with Rule 506 under Regulation D and under
Section 4(2) of the Securities Act for an aggregate purchase price of approximately $13.6 million, resulting in net proceeds to the Company of approximately $12.5 million. The resale of the shares being offered under this prospectus, which shares were sold, or are issuable upon the exercise of warrants that were sold, in the January 2002 private placement, has been registered pursuant to a Registration Rights Agreement among the Company and the investors.

         On January 22, 2001, we entered into a multi-year supply agreement with Indena SpA for the supply of paclitaxel. Paclitaxel is the active pharmaceutical ingredient in our lead product for cancer therapy, TOCOSOL Paclitaxel. Indena is a company dedicated to the identification, development and production of active ingredients derived from plants for use in the pharmaceutical, health food and cosmetics industries.

         On January 29, 2002, we announced financial results for the year ended December 31, 2001. For the year ended December 31, 2001, we reported net income of $542,000, or $0.05 per share, compared with a net loss of $2.1 million, or $0.23 per share, in the same period of 2000. The 2001 results included $8.5 million received under agreements with Nycomed Amersham and Chugai Pharmaceutical Co. for rights to our ultrasound contrast intellectual property, further allowing us to focus our efforts on the development of the TOCOSOL drug delivery technology platform and products. Pursuant to the agreement with Nycomed, we retained a license to use the ultrasound contrast intellectual property for limited purposes. Total operating expenses were $8.5 million for the year ended December 31, 2001, compared to $7.6 million for the prior year period. Total operating expenses are expected to increase over time in 2002 to an average of approximately

$1.1 million per month as the Company broadens and accelerates its research activities and initiates Phase 2 studies with TOCOSOL Paclitaxel. Cash and marketable securities totaled $15.1 million at December 31, 2001, which excludes the $12.5 million in net proceeds raised from our private placement received in January 2002.

                                  RISK FACTORS

         Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus and incorporated by reference in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

         IF WE FAIL TO DEVELOP PRODUCTS, THEN WE MAY NEVER REALIZE REVENUE FROM PRODUCT COMMERCIALIZATION.

         A key element of our business strategy is to utilize our technologies for the development and commercialization of drug delivery products. Our drug delivery technology, TOCOSOL, is a new approach to the formulation of water insoluble compounds for therapeutic applications. Significant expenditures in additional research and development, clinical testing, regulatory, manufacturing, and sales and marketing activities will be necessary in order for us to demonstrate the efficacy of our products, or commercialize any products developed with our technology. There can be no assurance that TOCOSOL Paclitaxel or any of our other current products under development or any future product will be safe or efficacious.

         Even if we are successful in developing our products, there is no assurance that such products will receive regulatory approval or that a commercially viable market will develop. While it is our strategy to develop additional products under our drug delivery technology by entering into feasibility study agreements with companies who own active compounds, there can be no assurance that we will enter into any feasibility studies. Moreover, there can be no assurance that these feasibility studies will result in development or license agreements. Without feasibility studies or development or license agreements, we may need to scale back or terminate our efforts to develop other products using our drug delivery technology.

         WE HAVE A HISTORY OF OPERATING LOSSES, AND WE MAY NEVER BECOME PROFITABLE.

         We have experienced significant accumulated losses since our inception, and are expected to incur net losses for the foreseeable future. These losses have resulted primarily from expenses associated with our research and development activities, including nonclinical and clinical trials, and general and administrative expenses. We reported net income of $542,000 for the year ended December 31, 2001, incurred a net loss of $2.1 million for the year ended December 31, 2000, net income of $435,000 for the year ended December 31, 1999 and a net loss of $11.2 million for the year ended December 31, 1998. As of December 31, 2001, our accumulated deficit totaled $28.7 million. We anticipate that our operating losses will continue as we further invest in research and development for our products. Even if we generate significant product revenues, there can be no assurance that we will be able to sustain profitability. Our results of operations have varied and will continue to vary significantly and depend on, among other factors:

         - The timing and costs of clinical trials and regulatory approvals;

         -        Entering into new collaborative or product license agreements;

         - The timing of payments, if any, under collaborative partner agreements; and

         -        Costs related to obtaining, defending and enforcing patents.

         GOVERNMENTAL REGULATORY REQUIREMENTS ARE LENGTHY AND EXPENSIVE AND FAILURE TO OBTAIN NECESSARY APPROVALS WILL PREVENT US OR OUR COLLABORATORS FROM COMMERCIALIZING A PRODUCT.

         We are subject to uncertain governmental regulatory requirements and a lengthy approval process for our products prior to any commercial sales of our products. The development and commercial use of our products are regulated by the U.S. Food and Drug Administration, or FDA, the European Medicines Evaluation Agency, or EMEA, and comparable international regulatory agencies. The regulatory approval process for new products is lengthy and expensive. Before we can file an application with the FDA and comparable international agencies, the product candidate must undergo extensive testing, including animal studies and human clinical trials that can take many years and may require substantial expenditures. Data obtained from such testing may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, changes in regulatory policy for product approval may cause additional costs in our efforts to secure necessary approvals.

         Our drug delivery and oxygen delivery products are subject to significant uncertainty because they are in the early stages of development and are subject to regulatory approval. We have filed an Investigational New Drug Application, or IND, with the FDA and initiated Phase I human clinical studies in late 2000 for the first application of our TOCOSOL Paclitaxel drug delivery technology. We expect to complete the Phase I study with TOCOSOL Paclitaxel in mid-2002 and initiate Phase 2 studies in early 2002. There can be no assurance that the clinical studies will demonstrate that TOCOSOL Paclitaxel will be safe or efficacious or that we will file a new drug application. We are also currently engaged in pre-clinical testing of a formulation of our TOCOSOL drug delivery product for cardiovascular treatment and our oxygen delivery product. The results of pre-clinical and clinical testing of our products are uncertain and regulatory approval of our products may take longer or be more expensive than anticipated, which could materially adversely affect our business, financial condition and results of operations. We cannot predict if or when any of our products under development will be commercialized.

         WE DEPEND ON THIRD PARTIES FOR FUNDING, CLINICAL DEVELOPMENT AND DISTRIBUTION.

         We are dependent, or may in the future be dependent, on third parties for performance of a variety of key activities including research, clinical development, manufacturing, marketing, sales and distribution of our products. If we are unable to establish these arrangements with third parties, if they are terminated or the collaborations are not successful, we will be required to identify alternative partners to fund or perform research, clinical development, manufacturing, marketing, sales and/or distribution, which could have a material adverse effect on our business, financial condition and results of operations. Our success depends in part upon the performance by these collaborators of their responsibilities under these arrangements. We have no control over the resources that any potential partner may devote to the development and commercialization of products under these collaborations and our partners may fail to conduct their collaborative activities successfully or in a timely manner.

         FUTURE U.S. OR INTERNATIONAL LEGISLATIVE OR ADMINISTRATIVE ACTIONS ALSO COULD PREVENT OR DELAY REGULATORY APPROVAL OF OUR PRODUCTS.

         Even if regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed. A marketed product also is subject to continual FDA, EMEA and other regulatory agency review and regulation. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions. In addition, if marketing approval is obtained, the FDA, EMEA or other regulatory agency may require post-marketing testing and surveillance programs to monitor the product's efficacy and side effects. Results of these post-marketing programs may prevent or limit the further marketing of a product.

         WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE, AND IF IT IS NOT AVAILABLE ON TERMS ACCEPTABLE TO US, OR AT ALL, WE MAY NEED TO SCALE BACK OUR DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES.

         Our development efforts to date have consumed substantial amounts of cash, and we have generated only limited revenues from payments received from our contractual agreements and from the transfer of substantially all of our ultrasound contrast intellectual property. Based on our current operating plan, including planned clinical trials and other product development costs, we estimate that existing cash and marketable securities, will be sufficient to meet our cash requirements for approximately 24 months from the date of this prospectus. We will need additional capital to meet our cash requirements in the future. Our future capital requirements depend on many factors including:

         - Our ability to obtain and retain funding from third parties under contractual agreements;

         - Our progress on research and development programs and clinical trials;

         -        The time and costs required to gain regulatory approvals;

         - The costs of filing, prosecuting and enforcing patents, patent applications, patent claims and trademarks;

         - The costs of marketing and distributing our products, if approved;

         -        The status of competing products; and

         - The market acceptance and third-party reimbursement of our products, if approved.

         Any future equity financing, if available, may result in substantial dilution to existing stockholders, and debt financing, if available, may include restrictive covenants. If we are unable to raise additional financing, we may have to reduce our expenditures, scale back our development of new products or license to others products that we otherwise would seek to commercialize ourselves.

         THE HEALTHCARE INDUSTRY IS EXTREMELY COMPETITIVE, AND IF WE FAIL TO COMPETE EFFECTIVELY, IT WOULD NEGATIVELY IMPACT OUR BUSINESS.

         The health care industry is characterized by extensive research efforts and rapid technological change. Competition in the development of pharmaceutical products is intense and expected to increase. We also believe that other medical and pharmaceutical companies will compete with us in the areas of research and development, acquisition of products and technology licenses, and the manufacturing and marketing of our products. Success in these fields will be based primarily on:

         -        Efficacy;

         -        Safety;

         -        Ease of administration;

         -        Breadth of approved indications; and

         -        Physician, healthcare payer and patient acceptance.

         Many of our competitors and potential competitors have substantially greater financial, technical and human resources than we do and have substantially greater experience in developing products, obtaining regulatory approvals and marketing and manufacturing medical products. Accordingly, these competitors may succeed in obtaining FDA approval for their products more rapidly than us. In addition, other technologies or products may be developed that have an entirely different approach that would render our technology and products noncompetitive or obsolete. If we fail to compete effectively, it would have a material adverse effect on our business, financial condition and results of operations.

         WE RELY ON THIRD PARTY SUPPLIERS AND MANUFACTURERS TO PRODUCE PRODUCTS THAT WE DEVELOP AND FAILURE TO RETAIN SUCH SUPPLIERS AND MANUFACTURERS WOULD ADVERSELY IMPACT OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS.

         We currently rely on third parties to supply the chemical ingredients necessary for our drug delivery and oxygen delivery products. Currently, Indena is our primary supplier of Paclitaxel, a necessary ingredient for TOCOSOL Paclitaxel. The chemical ingredients for our products are manufactured by a limited number of vendors. The inability of these vendors to supply medical-grade materials to us could delay the manufacturing of, or cause us to cease the manufacturing of our products. We also rely on third parties to manufacture our products for research and development and clinical trials. Suppliers and manufacturers of our products must operate under GMP regulations, as required by the FDA, and there are a limited number of contract manufacturers that operate under GMP regulations. We are currently analyzing whether or not to develop an in-house manufacturing capability. If we do not develop an in-house manufacturing capability or we are not able to identify and qualify alternative contract manufacturers, we may not be able to produce the required amount of our products for research and development and clinical trials. Failure to retain qualified suppliers and manufacturers will delay our research and development efforts as well as the time it takes to commercialize our products, which could materially adversely affect our business, financial condition and results of operations.

         IF WE FAIL TO SECURE ADEQUATE INTELLECTUAL PROPERTY PROTECTION OR BECOME INVOLVED IN AN INTELLECTUAL PROPERTY DISPUTE, IT COULD SIGNIFICANTLY HARM OUR FINANCIAL RESULTS AND ABILITY TO COMPETE.

         Our success will depend, in part, on our ability to obtain and defend patents and protect trade secrets. We currently have 14 patent applications filed in the United States pertaining to our TOCOSOL drug delivery technology as well as counterpart filings in Europe and key countries in Asia and Latin America. The patent position of medical and pharmaceutical companies is highly uncertain and involves complex legal and factual questions. There can be no assurance that any claims which are included in pending or future patent applications will be issued, that any issued patents will provide us with competitive advantages or will not be challenged by third parties, or that the existing or future patents of third parties will not have an adverse effect on our ability to commercialize our products. Furthermore, there can be no assurance that other companies will not independently develop similar products, duplicate any of our products or design around patents that may be issued to us. Litigation may be necessary to enforce any patents issued to us or to determine the scope and validity of others' proprietary rights in court or administrative proceedings. Any litigation or administrative proceeding could result in substantial costs to us and distraction of our management. An adverse ruling in any litigation or administrative proceeding could have a material adverse effect on our business, financial condition and results of operations.

         OUR COMMERCIAL SUCCESS WILL DEPEND IN PART ON NOT INFRINGING PATENTS ISSUED TO COMPETITORS.

         There can be no assurance that patents belonging to competitors will not require us to alter our products or processes, pay licensing fees or cease development of our current or future products. Any litigation regarding infringement could result in substantial costs to us and distraction of our management, and any adverse ruling in any litigation could have a material adverse effect on our business, financial condition and results of operations. Further, there can be no assurance that we will be able to license other technology that we may require at a reasonable cost or at all. Failure by us to obtain a license to any technology that we may require to commercialize our products would have a material adverse effect on our business, financial condition and results of operations. In addition, to determine the priority of inventions and the ultimate ownership of patents, we may participate in interference, reissue or re-examination proceedings conducted by the U.S. Patent and Trademark Office or in proceedings before international agencies with respect to any of our existing patents or patent applications or any future patents or applications, any of which could result in loss of ownership of existing, issued patents, substantial costs to us and distraction of our management.

         THE SUCCESS OF OUR PRODUCTS WILL DEPEND ON THE ACCEPTANCE OF OUR PRODUCTS BY THIRD PARTY PAYERS.

         Our ability to successfully commercialize products that we develop will depend, in part, upon the extent to which reimbursement of the cost of such products will be available from domestic and international health administration authorities, private health insurers and other payer organizations. Third party payers are increasingly challenging the price of medical and pharmaceutical products and services or restricting the use of certain procedures in an attempt to limit costs. Further, significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third party coverage will be available.

         IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED SCIENTIFIC AND MANAGEMENT PERSONNEL, WE MAY BE UNABLE TO BECOME PROFITABLE.

         We are highly dependent on our key executives. The loss of any of these key executives or the inability to recruit and retain qualified scientific personnel to perform research and development and qualified management personnel could have a material adverse effect on our business, financial condition and results of operations. We do not have employment contracts with any of our key personnel and we do not maintain insurance policies that would compensate us for the loss of their services. There can be no assurance that we will be able to attract and retain such personnel on acceptable terms, if at all, given the competition for experienced scientists and other personnel among numerous medical and pharmaceutical companies, universities and research institutions.

         FAILURE TO SATISFY NASDAQ NATIONAL MARKET LISTING REQUIREMENTS MAY RESULT IN OUR STOCK BEING DELISTED FROM THE NASDAQ NATIONAL MARKET.

         Our common stock is currently listed on The Nasdaq National Market under the symbol "SNUS." For continued inclusion on The Nasdaq National Market, we must maintain among other requirements net tangible assets of at least $4.0 million, a minimum bid price of $1.00 per share, and a market value of our public float of at least $5.0 million. Effective November 1, 2002, we must maintain stockholders' equity of at least $10.0 million or market capitalization of at least $50.0 million for continued inclusion on The Nasdaq National Market. In the event that we fail to satisfy the listing standards on a continuous basis, our common stock may be removed from listing on The Nasdaq National Market. If our common stock is delisted from The Nasdaq National Market, trading of our common stock, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the NASD's "Electronic Bulletin Board." As a result, stockholders could find it more difficult to dispose of, or to obtain accurate quotations as to the value of, our common stock, and the trading price per share could be reduced.

         THE VALUE OF OUR COMMON STOCK COULD CHANGE SIGNIFICANTLY OVER A SHORT PERIOD OF TIME.

         The market price of our common stock has fluctuated significantly. In the first quarter of 2001, the price of our common stock closed as high as $2.84 per share and as low as $.58 per share. In the second quarter of 2001, the price of our common stock closed as high as $3.68 per share and as low as $.94 per share. In the third quarter of 2001, the price of our common stock closed as high as $4.50 per share and as low as $2.85 per share. In the fourth quarter of 2001, our common stock closed as high as $8.31 per share and as low as $3.75 per share. The market price of our common stock may continue to fluctuate significantly and these fluctuations may be unrelated to operating performance.

         Announcements by us or our perceived competitors concerning clinical trial results, technological innovations, new products, proposed governmental regulations or actions, developments or disputes relating to patents or other proprietary rights, and other factors that affect the market generally could significantly impact our business and the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no duty to update any of these forward-looking statements.

                                 USE OF PROCEEDS

         The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS

         We issued 1,929,000 shares of common stock and warrants to purchase an additional 385,800 shares of common stock on January 18, 2002 in a private placement to certain stockholders set forth below. Pursuant to a Registration Rights Agreement dated January 18, 2002, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the resale of the shares of our common stock we issued, and which we will issue upon exercise of warrants, to those stockholders and to keep the registration statement effective until either the shares registered hereunder are sold or the shares registered hereunder can be sold without registration and without restriction. The registration statement of which this prospectus is a part also registers for resale up to 174,500 shares of our common stock issuable upon the exercise of warrants issued on June 15, 2001 pursuant to registration rights granted to the holders of such warrants. None of the selling stockholders have any position, office or material relationship with the Company.

         The following table sets forth: (1) the name of each of the selling stockholders for whom we are registering the resale of shares under this registration statement; (2) the number of shares of our common stock owned by each such selling stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be owned by each such selling stockholder after this offering.

                                                                                                        PERCENTAGE OF
                                                        COMMON STOCK         COMMON STOCK               COMMON STOCK
                                      COMMON STOCK      BEING OFFERED          OWNED UPON                OWNED UPON
                                     OWNED PRIOR TO      PURSUANT TO         COMPLETION OF              COMPLETION OF
            NAME                      THE OFFERING     THIS PROSPECTUS       THIS OFFERING              THIS OFFERING
            ----                      ------------     ---------------       -------------              -------------
S.A.C. Capital Associates,               662,851            662,851                0                          0
LLC (1)

S.A.C. Healthco Fund, LLC (2)            662,851            662,851                0                          0

Narragansett Offshore, Ltd.              209,640            209,640                0                          0
(3)

Leaf Investment Partners L.P.            170,213            170,213                0                          0
(4)

Welch Life Sciences Fund, LP             123,888            123,888                0                          0
(5)

Welch Entrepreneurial Fund,              106,942            106,942                0                          0
LP (6)

Yale University (7)                      102,127            102,127                0                          0

Narragansett I, LP (8)                    94,186             94,186                0                          0

Evolution Capital, Inc. (9)               87,250             87,250                0                          0

Domain Public Equity Partners             85,106             85,106                0                          0
L.P. (10)

Wayne P. Rothbaum (9)                     43,625             43,625                0                          0

Mitchell D. Silber (9)                    43,625             43,625                0                          0

Welch Entrepreneurial Fund,               40,224             40,224                0                          0
Ltd. (11)

Welch Life Sciences Fund,                 32,772             32,772                0                          0
Ltd. (12)

Symmetry Capital Management               24,000             24,000                0                          0
LLC (13)

  Total                                2,489,300          2,489,300                0                          0
                                       =========          =========


(1) Includes 110,475 shares subject to warrants which are currently exercisable.

(2) Includes 110,475 shares subject to warrants which are currently exercisable.

(3) Includes 34,940 shares subject to warrants which are currently exercisable.

(4) Includes 28,369 shares subject to warrants which are currently exercisable.

(5) Includes 20,648 shares subject to warrants which are currently exercisable.

(6) Includes 17,824 shares subject to warrants which are currently exercisable.

(7) Includes 17,021 shares subject to warrants which are currently exercisable.

(8) Includes 15,698 shares subject to warrants which are currently exercisable.

(9) Consists solely of those shares of common stock issuable upon the exercise of warrants issued to such investors as part of a private placement on June 15, 2001, which warrants are currently exercisable.

(10) Includes 14,184 shares subject to warrants which are currently exercisable.

(11) Includes 6,704 shares subject to warrants which are currently exercisable.

(12) Includes 5,462 shares subject to warrants which are currently exercisable.

(13) Includes 4,000 shares subject to warrants which are currently exercisable.

                              PLAN OF DISTRIBUTION

         We will not receive any part of the proceeds from the sale of common stock offered pursuant to this prospectus. The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on The Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares offered pursuant to this prospectus. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 or other exemption from registration may be sold under Rule 144 or other exemption rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under current applicable rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares being offered pursuant to this prospectus.

         The selling security holders are not obligated to, and there is no assurance that the selling security holders will, sell any or all of the shares.

         We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus. The selling stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, reference is made to such registration statement, exhibits and schedules.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission's website on the World Wide Web at the following address: http://www.sec.gov.

                           INCORPORATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

         We hereby incorporate by reference the following documents:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 7, 2001, as amended by the Form 10-K/A filed with the SEC on September 28, 2001;

         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 as filed with the SEC on May 10, 2001, as amended by the Form 10-Q/A filed with the SEC on September 28, 2001;

         3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 as filed with the SEC on August 7, 2001, as amended by the Form 10-Q/A filed with the SEC on September 28, 2001;

         4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 as filed with the SEC on November 13, 2001;

         5. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under
                  Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

         6. All other reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

         You may request a copy of these filings, at no cost, by writing or calling us at Sonus Pharmaceuticals, Inc., 22026 20th Avenue S.E., Bothell, Washington 98021, telephone number (425) 487-9500.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

                                                                                      TO BE PAID BY
                                                                                  SONUS PHARMACEUTICALS
                                                                                  ---------------------
                 SEC registration fee......................................          $       1,273
                 Nasdaq National Market listing fee........................                 24,893
                 Legal fees................................................                 15,000
                 Accounting fees...........................................                 10,000
                 Miscellaneous expenses....................................                  5,000
                                                                                     -------------
                          Total............................................          $      56,166
                                                                                     =============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (a) As permitted by the Delaware General Corporation Law, our Certificate of Incorporation eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise prohibited by the Delaware General Corporation Law.

         (b) Our Certificate of Incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. Our Bylaws provide for a similar indemnity to our directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

         (c) Our Certificate of Incorporation also gives us the ability to enter into indemnification agreements with each of our officers and directors. We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide for the indemnification of directors and officers against any and all expenses, judgements, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 16. EXHIBITS

    EXHIBIT NUMBER         DESCRIPTION
    --------------         -----------
          5.1              Opinion of Stradling Yocca Carlson & Rauth.

         10.1              Supply Agreement dated January 22, 2002 between Indena SpA and Sonus Pharmaceuticals, Inc.

         23.1              Consent of Ernst & Young LLP, Independent Auditors.

         23.2              Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).

         24.1              Power of Attorney  (Included in the signature pages hereof).

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is confirmed in our periodic reports filed with or furnished to the Commission pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time it was declared effective.

                  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 7th day of February, 2002.

                             SONUS PHARMACEUTICALS, INC.


                             By: /s/ Michael A. Martino
                                 -----------------------------------------------
                                 Michael A. Martino
                                 President, Chief Executive Officer and Director (Principal Executive Officer)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Sonus Pharmaceuticals, Inc., do hereby constitute and appoint Michael A. Martino and Richard J. Klein, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                           Title                             Date
               ---------                                           -----                             ----
/s/ Michael A. Martino                         President, Chief Executive Officer              February 7, 2002
---------------------------------------        and Director
    Michael A. Martino                         (Principal Executive Officer)

/s/ Richard J. Klein                           Vice President of Finance and                   February 7, 2002
---------------------------------------        Chief Financial Officer
    Richard J. Klein                           (Principal Financial and Accounting Officer)

/s/ George W. Dunbar, Jr.                      Director, Co-Chairman of the Board of           February 7, 2002
---------------------------------------        Directors
    George W. Dunbar, Jr.


/s/ Christopher S. Henney                      Director                                        February 7, 2002
---------------------------------------
    Christopher S. Henney, Ph.D, D. Sc.

/s/ Robert E. Ivy                              Director, Co-Chairman of the Board of           February 7, 2002
---------------------------------------        Directors
    Robert E. Ivy

/s/ Dwight Winstead                            Director                                        February 7, 2002
---------------------------------------
    Dwight Winstead

                                  EXHIBIT INDEX

Exhibit                                                                                                Sequential
Number                   Description                                                                   Page Number
------                   -----------                                                                   -----------
5.1               Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.                  --

10.1              Supply Agreement dated January 22, 2002 between Indena SpA and Sonus
                  Pharmaceuticals, Inc.

23.1              Consent of Ernst & Young LLP, Independent Auditors.                                      --
                                                                                                           --
23.2              Consent of Stradling Yocca Carlson & Rauth, a Professional
                  Corporation (included in the Opinion filed as Exhibit 5.1).

24.1              Power of Attorney  (Included in the signature page hereof).                              --